LIBERTY STAR URANIUM & METALS CORP.

3024 E. Fort Lowell Road	TEL: (520) 731-8786
Tucson, Arizona 85716-1572	FAX: (520) 844-9321
http://www.LibertyStarUranium.com/

February 6, 2008	OTCBB: LBSU
NR 65	Frankfurt: LBV

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR URANIUM NEOLA DRILL HOLE 5 CUTS BRECCIA, ELLE JV REVEALS THREE NEW PRIORITY TARGETS

Tucson, Arizona—February 6, 2008—Liberty Star Uranium & Metals Corp. (the “Company”), (OTCBB symbol: LBSU) is pleased to announce  it has intersected more breccia at the NEOL - 05 drill hole, collared 300 feet east of the drill pad (collar) of NEOL – 01 to 04. The purpose of these holes is to probe the Neola area where multiple geoscientific indicators suggest potential for a large, mineralized breccia pipe within the Neola collapse structure. This probing continues successfully with NEOL – 05, drilled at an inclination of 45 degrees in a north 45 degree east direction testing a large geologic and geochemical anomaly. This breccia is presumed to be similar to photos of some core samples from the earlier holes shown on our web site under “Photo Gallery & Maps/ Drill Core from Collapse Breccia Pipes.”

Additionally, as reported by XState Resources Limited (ASX symbol: XST), the Company has, by a decision of the Board of Directors per our original agreement to have the joint venture drill on the best three targets at the time of drilling, added the Neola, Helvia (2 possible targets) and Hafsa to the venture. On completion of drilling at Neola, the drill will be moved to Helvia and after completion there on to Hafsa.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe, President/Director

About the Liberty Star North Pipes Super Project

The breccia pipes are part of the large uranium bearing breccia pipe terrain which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining. Liberty Star Uranium & Metals holds about 300 pipe targets, approximately 40% of the current district total identified by the Company. = Approximately 22 other companies hold the other approximate 60%.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include that indicators suggest potential for a large, mineralized breccia pipe within the Neola collapse structure; that the breccia is presumed to be similar to photos of some core samples from the earlier holes; and that on completion of drilling at Neola, the drill will be moved to Helvia and after completion there on to Hafsa.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; we may not agree with our joint venture partners on aspects of our = intended exploration; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards may prevent us from drilling; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Liberty Star Uranium & Metals Corp.	AGORACOM.COM The Small Cap Epicenter
Investor Relations	http://www.agoracom.com/ir/libertystar
Tracy Myers 520-731-8786	lbsu@agoracom.com

mailto:info@libertystaruranium.com